Exhibit 99.1
August 4, 2015

National Interstate Corporation Reports 2015 Second Quarter Results

Richfield, Ohio, August 4, 2015 - National Interstate Corporation (Nasdaq: NATL) today reported net income per share of $0.33 for the 2015 second quarter and $0.69 for first six months of 2015, both of which improved compared to the net loss that was reported for the same periods in 2014. Gross premiums written of $185.7 million for the three month period ended June 30, 2015, increased 2% over the same quarter in 2014, while 2015 year-to-date gross premiums written of $340.3 million were 2% below the comparable 2014 six month period.

Earnings

The Company’s net income (loss), determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income (loss) to net income (loss) from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income (loss) from operations includes underwriting income (loss) and net investment income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share data)
Net income (loss) from operations	$6,362	$(11,338)	$12,776	$(3,669)
After-tax net realized gains from investments	280	694	975	2,387
After-tax impact from transaction expenses	—	(99)	—	(1,406)
Net income (loss)	$6,642	$(10,743)	$13,751	$(2,688)

Net income (loss) from operations per share, diluted	$0.32	$(0.57)	$0.64	$(0.19)
After-tax net realized gains from investments per share, diluted	0.01	0.04	0.05	0.12
After-tax impact from transaction expenses per share, diluted	—	(0.01)	—	(0.07)
Net income (loss) per share, diluted	$0.33	$(0.54)	$0.69	$(0.14)

Net income for both the 2015 second quarter and first six months improved compared to the net loss for the same 2014 periods which were adversely affected by increased loss and loss adjustment expenses (LAE) including strengthening of prior year claims reserves.

Underwriting Results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Losses and LAE ratio excluding prior year development (accident year)	78.9%	75.8%	77.3%	75.6%
Prior year loss development	—%	20.2%	1.6%	11.0%
Losses and LAE ratio (calendar year)	78.9%	96.0%	78.9%	86.6%
Underwriting expense ratio	20.4%	20.5%	20.5%	20.5%
Combined ratio	99.3%	116.5%	99.4%	107.1%

Dave Michelson, President and Chief Executive Officer, said, “The current claims environment for commercial auto liability coverages for the entire industry remains challenging and while we continue to closely monitor our reserve position we note that during the first half of 2015 we experienced minimal adverse development from prior year claims. Continued claims severity contributed to our elevated loss and LAE ratio for the current accident year. While there is still a gap between our actual and targeted underwriting results, we believe we are recognizing our claims exposure in a timely manner, selecting the right business to pursue within our various niches, and pricing our new and renewal business appropriately.”

The combined ratio of 99.3% for the 2015 second quarter was consistent with the 2015 first quarter resulting in a combined ratio of 99.4 % for the first six months of 2015. In the 2014 second quarter the Company strengthened its claims reserves in recognition of emerging trends. During the 2015 second quarter, the Company incurred higher than normal claims severity in its moving and storage business. The accident year combined ratio of 97.8% for the 2015 first six months is slightly improved when compared to accident years 2012 -2014 with combined ratios just below break-even.

The Company continues to closely monitor its pricing and risk selection with a focus on the commercial auto liability line of business. For the first six months of 2015, the Company has averaged renewal rate increases of approximately 7% across all commercial businesses which is consistent with recent periods. New business is also being priced at levels consistent with the Company’s stated objective to improve underwriting ratios.

The underwriting expense ratio of approximately 20% for the 2015 second quarter and year to date remains favorable and is in line with the ratios reported for the past two full years.

Investments:

Net investment income of $9.8 million for the 2015 first quarter and $19.5 million for the 2015 first six months were both ahead of the same periods last year. The increase in net investment income is primarily attributable to an increase in average cash and invested assets. The Company continues to maintain a high quality and diversified portfolio with approximately 88% of its total cash and invested assets rated NAIC 1 or 2 and an effective duration of its fixed income portfolio of approximately 4 years.

	June 30, 2015
	Fair Value	Net Unrealized Gain
	(In thousands)
U.S. government and agencies	$150,461	$2,844
State and local government	320,878	8,956
Mortgage backed securities	190,708	6,888
Corporate obligations	198,627	4,861
Other debt obligations	151,387	373
Preferred redeemable securities	4,297	129
Total fixed maturities	$1,016,358	$24,051

Equity securities	$88,048	$7,899

Total fixed maturities and equity securities	$1,104,406	$31,950

Gross Premiums Written

The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$99,085	53.4%	$95,086	52.2%
Transportation	65,729	35.4%	68,105	37.4%
Specialty Personal Lines	10,068	5.4%	10,159	5.6%
Hawaii and Alaska	6,447	3.5%	5,811	3.2%
Other	4,393	2.3%	2,975	1.6%
Gross premiums written	$185,722	100.0%	$182,136	100.0%

	Six Months Ended June 30,
	2015		2014
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$190,278	55.9%	$192,947	55.8%
Transportation	112,248	33.0%	117,862	34.1%
Specialty Personal Lines	19,288	5.7%	19,327	5.6%
Hawaii and Alaska	10,542	3.1%	10,019	2.9%
Other	7,904	2.3%	5,548	1.6%
Gross premiums written	$340,260	100.0%	$345,703	100.0%

“Gross premiums written for the 2015 second quarter grew 2% compared to the 2014 second quarter but were 2% lower for the first half of the year,” commented Mr. Michelson. “This relatively minor top line variance from prior year is consistent with our expectations given our focus on improving underwriting results.”

For both the three and six months ended June 30, 2015, the Company’s two largest components, Alternative Risk Transfer (ART) and Transportation decreased less than 5% when compared to the comparable three and six month periods in 2014. The ART and Transportation components reflect average rate increases on renewal business for the 2015 second quarter of approximately 6% and 8%, respectively, traditional trucking and passenger transportation products that are included in the Transportation component averaged double digit renewal rate increases in the 2015 second quarter and year to date. The focus on improved pricing and risk selection have impacted retention and new business with trucking related products being the main drivers for the year to date gross premium written decreases in the ART and Transportation components. Gross premiums written for Specialty Personal Lines and Hawaii and Alaska remain stable compared to last year.

Summary Comments
“As I have noted in recent quarters, commercial auto liability is the primary coverage we specialize in and has been one of the most challenging property and casualty insurance sectors over the past several years. Adverse claims severity trends and insufficient insurance rates have resulted in underwriting losses for the industry and subpar results for National Interstate over the past several years,” stated Mr. Michelson. “We remain unwavering in our efforts to improve underwriting results which include emphasizing disciplined pricing and risk selection, making the appropriate investments in our claims infrastructure, and offering a comprehensive risk management platform to our customers.”

Earnings Conference Call
The Company will hold a conference call to discuss the 2015 second quarter results on Wednesday, August 5, 2015 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Any projections previously released by us speak only as of the date on which they were made and may vary from actual results. We assume no obligation to publicly update such projections.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Operating Data:
Gross premiums written	$185,722	$182,136	$340,260	$345,703

Net premiums written	$150,338	$143,536	$274,435	$276,952

Premiums earned	$143,892	$139,139	$281,715	$272,642
Net investment income	9,828	8,783	19,484	17,485
Net realized gains on investments (*)	431	1,067	1,500	3,672
Other	886	786	1,716	1,546
Total revenues	155,037	149,775	304,415	295,345
Losses and loss adjustment expenses	113,543	133,585	222,324	236,165
Commissions and other underwriting expenses	23,364	23,886	46,347	46,424
Other operating and general expenses	6,874	5,425	13,117	10,885
Transaction expenses	—	153	—	2,163
Expense on amounts withheld	1,652	1,426	3,153	2,981
Interest expense	49	58	96	132
Total expenses	145,482	164,533	285,037	298,750
Income (loss) before income taxes	9,555	(14,758)	19,378	(3,405)
Provision (benefit) for income taxes	2,913	(4,015)	5,627	(717)
Net income (loss)	$6,642	$(10,743)	$13,751	$(2,688)

Per Share Data:
Net income (loss) per common share, basic	$0.33	$(0.54)	$0.69	$(0.14)
Net income (loss) per common share, diluted	$0.33	$(0.54)	$0.69	$(0.14)

Weighted average of common shares outstanding, basic	19,839	19,764	19,837	19,729
Weighted average of common shares outstanding, diluted	19,890	19,764	19,885	19,729

Cash dividend per common share	$0.13	$0.12	$0.26	$0.24

(*) Consists of the following:
Net realized gains before impairment losses	$1,790	$1,198	$2,874	$4,037

Total losses on securities with impairment charges	(1,359)	(90)	(1,359)	(135)
Non-credit portion recognized in other comprehensive income	—	(41)	(15)	(230)
Net impairment charges recognized in earnings	(1,359)	(131)	(1,374)	(365)
Net realized gains on investments	$431	$1,067	$1,500	$3,672

GAAP Ratios:
Losses and loss adjustment expense ratio	78.9%	96.0%	78.9%	86.6%
Underwriting expense ratio	20.4%	20.5%	20.5%	20.5%
Combined ratio	99.3%	116.5%	99.4%	107.1%
Return on equity (a)			7.5%	-1.5%
Average shareholders’ equity			$364,919	$355,190

	At June 30,	At December 31,
	2015	2014
Balance Sheet Data (GAAP):
Cash and invested assets	$1,233,311	$1,160,343
Reinsurance recoverable	199,704	180,332
Intangible assets	7,650	7,791
Total assets	1,869,390	1,754,733
Unpaid losses and loss adjustment expenses	947,252	883,078
Long-term debt	12,000	12,000
Total shareholders’ equity	$367,749	$362,089
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$352,115	$343,376
Book value per common share, basic (at period end)	$18.54	$18.29
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.75	$17.35
Common shares outstanding at period end (b)	19,839	19,793

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At June 30, 2015 and December 31, 2014 there were 70,112 and 64,320, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.